EXHIBIT 8.0

List of Subsidiaries

Name	Jurisdiction	Business	% of Ownership

TAG Oil (NZ) Limited (formerly "Durum Energy (NZ) Limited")	New Zealand	Oil and gas exploration	100%

Durum (Australia) Pty. Ltd. (1)	Australia	Oil and gas exploration	100%

Durum Energy (PNG) Limited (2)	Papua New Guinea	Oil and gas exploration	100%

(1) During the year Durum (Australia) Pty. Ltd. ceased operations and is in the process of being wound up and deregistered.

(2) During the year Durum Energy (PNG) Limited ceased operations and is in the process of being wound up and deregistered.